EXHIBIT 21 - Subsidiaries of the Registrant


                                                            Jurisdiction
Corporation                                                 of Incorporation
-----------                                                 ----------------
Kronos Computerized Time Systems, Inc.                      Canada

Kronos Systems Limited                                      United Kingdom

Kronos International Sales Corp.                            U.S. Virgin Islands

Kronos Securities Corporation                               Massachusetts

Kronos S/T Corporation                                      Massachusetts

Kronos de Mexico, S.A. de C.V.                              Mexico

Kronos Australia Pty. Ltd.                                  Australia

Kronos Solutions Pty. Ltd.                                  South Africa